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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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/x/	Preliminary Proxy Statement
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/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to Rule 14a-12
MIDWAY GAMES INC.
(Name of Registrant as Specified In Its Charter)

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MIDWAY GAMES INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on January   , 2002

To the Stockholders of
  MIDWAY GAMES INC.

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Midway Games Inc. ("Midway") will be held on        , January   , 2002 at        a.m. Central Standard Time at                                  , to consider and act upon the following matters:

1.
Electing three (3) Class III Directors;

2.
Approving the issuance of common stock upon conversion of our Series B Convertible Preferred Stock and the exercise of related warrants that were issued in a private placement;

3.
Ratifying the appointment of Ernst & Young LLP as independent auditors for our six-month transition period ending December 31, 2001 and our fiscal year ending December 31, 2002; and

4.
Transacting such other business as may properly come before the meeting or any adjournment or adjournments thereof.

    The close of business on November  , 2001 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournments thereof. A list of the stockholders entitled to vote at the annual meeting will be open to the examination of any stockholder of Midway for any purpose germane to the annual meeting during regular business hours at the offices of Midway for the ten-day period prior to the annual meeting.

    YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING, TO MARK, DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

Chicago, Illinois November , 2001	DEBORAH K. FULTON Vice President, Secretary and General Counsel

PRELIMINARY COPY

ANNUAL MEETING OF STOCKHOLDERS
OF
MIDWAY GAMES INC.

PRELIMINARY PROXY STATEMENT

Introduction

    Midway Games Inc. ("we", "us" or "Midway") is furnishing this proxy statement to you in connection with the solicitation by the Board of Directors of proxies to be voted at our Annual Meeting of Stockholders. The meeting is scheduled to be held at            , on      , January   , 2002 at       Central Standard Time, or at any proper adjournments.

    If you properly execute and return your proxy card, it will be voted in accordance with your instructions. If you return your signed proxy but give us no instructions as to one or more matters, the proxy will be voted on those matters in accordance with the recommendations of the Board as indicated in this proxy statement. You may revoke your proxy, at any time prior to its exercise, by written notice to us, by submission of another proxy bearing a later date or by voting in person at the meeting. Your revocation will not affect a vote on any matters already taken. Your mere presence at the meeting will not revoke your proxy.

    The mailing address of our principal executive offices is 2704 West Roscoe Street, Chicago, Illinois 60618. We are mailing this proxy statement and the accompanying form of proxy to our stockholders on or about November  , 2001.

    Only holders of our common stock, $.01 par value per share, of record at the close of business on November  , 2001 (the "Record Date") will be entitled to vote at our annual meeting or any adjournments. There were            shares of our common stock outstanding on the Record Date (excluding 1,178,500 treasury shares). Each share of our common stock entitles the holder to one vote on each matter at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

    The following table sets forth information as of the Record Date, except as otherwise footnoted, about persons that, to our knowledge, beneficially own more than 5% of the outstanding shares of our common stock:

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)		Percentage of Outstanding Common Stock(1)
Sumner M. Redstone and National Amusements, Inc. 200 Elm Street Dedham, MA 02026	11,335,036	(2)	[30.0	]%
Smithfield Fiduciary LLC, et al. c/o Highbridge Capital Management 9 West 57th Street, 27th Floor New York, NY 10019	4,541,557	(3)		(3)
Mellon Financial Corporation, et al. One Mellon Center Pittsburgh, PA 15258	3,935,226	(4)	[10.4	]%

Neil D. Nicastro c/o Midway Games Inc. 2704 West Roscoe Street Chicago, IL 60618	2,990,082	(5)	[7.5	]%
Peconic Fund, Ltd., et al c/o Ramius Capital Group, L.L.C. 666 Third Avenue, 26th Floor New York, NY 10017	2,424,934	(6)	[6.4	]%

(1)
Under Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, shares underlying options and other derivative securities are deemed to be beneficially owned if the holder of the option has the right to acquire beneficial ownership of the underlying shares within 60 days. Percentage calculations are based on            shares of our common stock outstanding on November  , 2001.

(2)
Based upon a Form 4 filed with the SEC by Sumner M. Redstone on October 9, 2001. Mr. Redstone and National Amusements, Inc., a Maryland corporation, reported direct and indirect beneficial ownership of 7,212,265 and 4,122,771 shares, respectively, of our common stock. As a result of his stock ownership in National Amusements, Inc., Mr. Redstone is deemed the beneficial owner of the shares of common stock owned by National Amusements, Inc.

(3)
Represents 3,416,557 shares of common stock underlying convertible preferred stock and 1,125,000 shares of common stock underlying warrants. Highbridge Capital Management, LLC ("HCM") is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over securities held by Smithfield. Glenn Dubin and Henry Swieca control HCM. HCM, Glenn Dubin and Henry Swieca disclaim beneficial ownership of the shares held by Smithfield. Under the certificate of designations for the preferred stock and under the terms of the warrants, no holder of preferred stock or warrants may convert preferred stock or exercise their warrants to the extent that the holder, together with its affiliates, would beneficially own more than 9.99% of the outstanding shares of our then outstanding common stock following such conversion or exercise. The number of shares shown does not reflect this limitation.

(4)
Based upon Schedule 13G filed with the SEC on January 18, 2001 by Mellon Financial Corporation, as the parent company of The Boston Company, Inc. and The Boston Company, Asset Management, LLC in their various fiduciary capacities. The filer reported beneficial ownership of 3,935,226 shares, sole voting power over 3,407,826 shares, shared voting power over 264,700 shares, sole dispositive power over 3,933,611 shares and shared dispositive power over 1,475 shares.

(5)
Represents 273,324 shares of common stock underlying convertible preferred stock, 50,000 shares of common stock underlying warrants, 1,891,850 shares of common stock underlying stock options and 774,908 shares of common stock owned outright. Does not include an aggregate of 607,846 shares of our common stock issuable to Mr. Nicastro in monthly installments over the 10 years following his retirement or death, pursuant to the terms of his Employment Agreement.

(6)
Represents 2,049,934 shares of common stock underlying convertible preferred stock and 375,000 shares of common stock underlying warrants. Ramius Capital Group, LLC is the investment adviser of Peconic Fund, Ltd. and consequently has voting control and investment discretion over securities held by Peconic. Ramius Capital disclaims beneficial ownership of the shares held by Peconic. Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss are the sole managing members of C4S& Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark and Strauss may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital.

Security Ownership of Management

    The following table sets forth, as of the Record Date, information about the beneficial ownership of our common stock by each of our directors and the executive officers named in the Summary Compensation Table below and by all of our directors and executive officers as a group:

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)		Percentage of Outstanding Common Stock(1)
Harold H. Bach, Jr.	250,130	(2)	*
William C. Bartholomay	90,370	(3)	*
Byron C. Cook	312,298	(4)	[	]%
Kenneth J. Fedesna	241,435	(5)	*
Deborah K. Fulton	28,631	(6)	*
William E. McKenna	45,711	(3)	*
Norman J. Menell	62,506	(3)	*
Louis J. Nicastro	60,547	(3)	*
Neil D. Nicastro	2,990,082	(7)	[	]%
Thomas E. Powell	—		0%
Harvey Reich	61,277	(3)	*
Ira S. Sheinfeld	66,801	(3)	*
Gerald O. Sweeney, Jr.	45,000	(3)	*
Richard D. White	45,000	(3)	*
Directors and Executive Officers as a group (14 persons)	4,299,788	(8)	[	]%

*
Less than 1%

(1)
Under Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, shares underlying options and other derivative securities are deemed to be beneficially owned if the holder of the option has the right to acquire beneficial ownership of the underlying shares within 60 days. Percentage calculations are based on            shares of our common stock outstanding on November  , 2001.

(2)
Includes 203,842 shares of common stock underlying stock options.

(3)
Includes 45,000 shares of common stock underlying stock options.

(4)
Includes 140,000 shares of common stock underlying stock options. Mr. Cook resigned on September 30, 2001.

(5)
Includes 189,229 shares of common stock underlying stock options.

(6)
Includes 27,461 shares of common stock underlying stock options.

(7)
Represents 273,324 shares of common stock underlying convertible preferred stock, 50,000 shares of common stock underlying warrants, 1,891,850 shares of common stock underlying stock options and 774,908 shares of common stock owned outright. Does not include an aggregate of 607,846 shares of our common stock issuable to Mr. Nicastro in monthly installments over the 10 years following his retirement or death, pursuant to the terms of his Employment Agreement.

(8)
Includes an aggregate of 3,057,337 shares of common stock underlying stock options, 273,324 shares of common stock underlying convertible preferred stock, and 50,000 shares of common stock underlying warrants.

PROPOSAL 1 — ELECTION OF CLASS III DIRECTORS

    Our Board of Directors is divided into three classes. Directors are elected for staggered three-year terms to succeed those directors whose terms expire.

    Upon the recommendation of the Nominating Committee, the following three (3) directors are nominated for election to serve as Class III Directors until our 2005 annual meeting of stockholders and until their respective successors are elected and shall qualify. All of the nominees are currently Class III Directors, whose term expires at the annual meeting. If any of the nominees are unable to serve or refuse to serve as directors, an event which the Board does not anticipate, the proxies will be voted in favor of those nominees who do remain as candidates, except as you otherwise specify, and may be voted for substituted nominees.

Name of Class III Director Nominee (Age)	Position with Company and Principal Occupation	Director Since
Harold H. Bach, Jr. (69)	Director	1996
Richard D. White (47)	Director; Managing Director, CIBC Capital Partners	1996
Gerald O. Sweeney, Jr. (49)	Director; Attorney, Lord, Bissell & Brook	1996

    HAROLD H. BACH, JR. joined our Board in 1996. Mr. Bach served as our Executive Vice President — Chief Financial Officer from April 2001 to September 28, 2001, when he retired. He served us as Executive Vice President — Finance and Chief Financial Officer from 1996 to April 2001. Mr. Bach served as our Senior Vice President — Finance and Chief Financial Officer from 1990 to 1996, and he served as Treasurer from 1994 to April 2001. Mr. Bach also served as Vice President — Finance, Chief Financial and Chief Accounting Officer of WMS for over five years until September 1999. Mr. Bach was a partner in the accounting firms of Ernst & Young (1989-1990) and Arthur Young & Company (1967-1989).

    RICHARD D. WHITE joined our Board in 1996. He has been a Managing Director of CIBC Capital Partners, New York, New York, an affiliate of CIBC World Markets Corp. and its predecessor, for over five years. Mr. White is a director of Vestcom International, Inc.

    GERALD O. SWEENEY, JR. joined our Board in 1996. He has been a member of the law firm Lord, Bissell & Brook, Chicago, Illinois for over five years.

    The remaining incumbent directors, whose terms of office have not expired, are as follows:

Class I Directors: Term expiring at our 2004 Annual Meeting

Name of Director (Age)	Position with Company and Principal Occupation	Director Since
Neil D. Nicastro (45)	Chairman of the Board, President, Chief Executive Officer and Chief Operating Officer	1988
William C. Bartholomay (73)	Director; President of Near North National Group	1996
Norman J. Menell (70)	Director; Vice Chairman of the Board of WMS Industries Inc.	1996
Louis J. Nicastro (73)	Director; Chairman of the Board of WMS Industries Inc.	1988

    NEIL D. NICASTRO joined our Board in 1988 and has been our President and Chief Operating Officer since 1991. In 1996, Mr. Nicastro became Chairman of the Board and Chief Executive Officer, having served as Co-Chief Executive Officer since 1994. Mr. Nicastro also served in other executive positions for us in the past. Mr. Nicastro has served as a director of WMS Industries Inc., our former parent company, since 1986 and as consultant to WMS since April 1998. Mr. Nicastro became sole Chief Executive Officer of WMS in 1996, Co-Chief Executive Officer in 1994, President in 1991 and Chief Operating Officer in 1991. Mr. Nicastro resigned his officerships with WMS in April 1998.

    WILLIAM C. BARTHOLOMAY joined our Board in 1996. He has been President of Near North National Group, insurance brokers in Chicago, Illinois for more than five years. He has served as Vice Chairman of Turner Broadcasting System, Inc., a division of AOL-Time Warner, Inc. since 1994, having also held that office during the period 1976-1992. He is Chairman of the Board of the Atlanta Braves baseball team. Mr. Bartholomay is a director of WMS.

    NORMAN J. MENELL joined our Board in 1996. He has been Vice Chairman of the Board of WMS since 1990 and is a director of WMS. He previously held various executive offices at WMS from 1981 to 1990, including President.

    LOUIS J. NICASTRO joined our Board in 1988. He was the Chief Executive Officer of WMS from April 1998 until June 2001 and was also its President from April 1998 to April 2000. He has served as Chairman of the Board of WMS since its incorporation in 1974. Mr. Nicastro also served WMS as Chief Executive Officer or Co-Chief Executive Officer from 1974 to 1996 and as President (1985-1988, 1990-1991), among other executive positions. Mr. Nicastro also served as Chairman of the Board and Chief Executive Officer of WHG Resorts & Casinos Inc. and its predecessors from 1983 until January 1998. He also served as our Chairman of the Board and Chief Executive Officer or Co-Chief Executive Officer from 1988 to 1996 and our President from 1988 to 1991.

Class II Directors: Term expiring at our 2003 Annual Meeting

Name of Director (Age)	Position with Company and Principal Occupation	Director Since
Kenneth J. Fedesna (52)	Executive Vice President — Product Development and Director	1996
William E. McKenna (82)	Director; General Partner, MCK Investment Company	1996
Harvey Reich (72)	Director; Attorney	1996
Ira S. Sheinfeld (63)	Director; Attorney, Squadron, Ellenoff, Plesent & Sheinfeld LLP	1996

    KENNETH J. FEDESNA joined our Board in 1996. He has been our Executive Vice President — Product Development since May 2000 and was our Executive Vice President — Coin-Op Video from 1996 until May 2000. Mr. Fedesna served as our Vice President and General Manager from 1988 to 1996. He also served as Vice President and General Manager of Williams Electronics Games, Inc., a subsidiary of WMS, for over five years until August 1999.

    WILLIAM E. MCKENNA joined our Board in 1996. He has served as a General Partner of MCK Investment Company, Beverly Hills, California for over five years. He also is a director of Drexler Technology Corporation and WMS.

    HARVEY REICH joined our Board in 1996. He was a member of the law firm of Robinson Brog Leinwand Greene Genovese & Gluck, P.C., New York, New York and its predecessor firms for over five years until his retirement from that firm in July 1998. He is a director of WMS.

    IRA S. SHEINFELD joined our Board in 1996. He has been a member of the law firm of Squadron, Ellenoff, Plesent & Sheinfeld LLP, New York, New York for over five years. He is a director of WMS.

Required Vote

    The affirmative vote of a plurality of the shares of our common stock present in person or by proxy at the annual meeting is required to elect the Class III directors.

    THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES FOR ELECTION AS CLASS III DIRECTORS.

The Board of Directors

    The Board of Directors is responsible for managing our overall affairs. To assist it in carrying out its duties, the Board has delegated specific authority to several committees. Nine of our eleven directors are neither officers nor employees of Midway.

    During fiscal 2001, the Board held eight meetings. Each director attended at least 75% of the aggregate number of meetings of the Board and all committees on which he served during the fiscal year.

Director Compensation

    We pay a fee of $32,500 per year to each director who is not also our employee. Each director who serves as the chairman of any committee of the Board receives a further fee of $2,500 per year for his services in that capacity and each member of our Audit Committee receives an additional fee of $2,500 per year. None of our directors received stock options in fiscal 2001.

Committees of the Board of Directors

    The Audit Committee is currently composed of four independent directors (as independence is defined in Section 303.01(B) of the NYSE listing standards): Messrs. McKenna (Chairman), Bartholomay, Sheinfeld and White. This Committee meets periodically with the independent auditors and internal personnel to consider the adequacy of internal accounting controls, to receive and review the recommendations of the independent auditors, to recommend the appointment of auditors, to review the scope of the audit and the compensation of the independent auditors, to review our consolidated financial statements and, generally, to review our accounting policies and to resolve potential conflicts of interest. The Board has adopted a written charter for this committee, and a copy of the charter was included as an appendix to last year's proxy statement. The report of this committee is set forth later in this proxy statement. During fiscal 2001, this Committee held two meetings.

    The Nominating Committee is currently composed of Messrs. N.D. Nicastro (Chairman) and Bartholomay. This Committee makes recommendations about the nomination of candidates for election to the Board and does not consider recommendations from stockholders. During fiscal 2001, this Committee did not hold any meetings, taking all action by the unanimous written consent of its members.

    The Stock Option Committee is currently composed of Messrs. Reich (Chairman) and McKenna. This Committee determines the timing, pricing and the amount of option grants to be made under the provisions of our stock option plans. The joint report of this Committee and the Compensation Committee is set forth later in this proxy statement. During fiscal 2001, this Committee held five meetings.

    The Compensation Committee is currently composed of Messrs. Bartholomay (Chairman), McKenna and Reich. This Committee makes recommendations regarding the compensation of senior management personnel. The joint report of this Committee and the Stock Option Committee is set forth later in this proxy statement. During fiscal 2001, this Committee held one meeting.

Compensation Committee Interlocks and Insider Participation

    No member of our Compensation Committee or Stock Option Committee is an employee or officer of Midway, and no officer, director or other person had any relationship required to be disclosed here, except that Mr. Bartholomay, one of the members of our Compensation Committee, is President of Near North National Group, insurance brokers, which we retain to provide insurance services.

EXECUTIVE OFFICERS

    The following individuals were elected to serve in the capacities set forth below until the 2002 Annual Meeting of the Board of Directors and until their respective successors are elected and shall qualify.

Name	Age	Position
Neil D. Nicastro	45	Chairman of the Board of Directors, President, Chief Executive Officer and Chief Operating Officer
Kenneth J. Fedesna	52	Executive Vice President — Product Development
Thomas E. Powell	40	Executive Vice President — Finance, Treasurer and Chief Financial Officer
Deborah K. Fulton	38	Vice President, Secretary and General Counsel

    The principal occupation and employment experience of each of Messrs. Nicastro and Fedesna during the last five years is set forth on pages 5 and 6 above.

    MR. POWELL joined us as Executive Vice President — Finance and Treasurer in April 2001. On September 28, 2001, he became our Executive Vice President — Finance, Treasurer and Chief Financial Officer. From June 1997 to February 2001, Mr. Powell was employed by Dade Behring, Inc., a manufacturer of medical equipment, serving most recently as Vice President of Corporate Business Development, Strategic Planning. From 1991 to May 1997, he was employed by Frito-Lay, a division of PepsiCo, Inc., ultimately serving as Director of Finance.

    MS. FULTON has served as our Vice President, Secretary and General Counsel since May 2000. She was employed by us as Senior Counsel from March 1998 until May 2000 and by WMS as Senior Counsel from 1994 to March 1998. Formerly, she was employed by the law firm of Gardner Carton & Douglas from 1988 until 1994.

EXECUTIVE COMPENSATION

    The Summary Compensation Table below sets forth the compensation earned during the fiscal years ended June 30, 2001, 2000 and 1999 by our Chief Executive Officer and our four next most highly compensated executive officers whose fiscal 2001 salary and bonus exceeded $100,000. The compensation of Messrs. Bach and Fedesna shown on the table for fiscal 2000 and 1999 reflects their compensation for service in all capacities for both WMS and Midway. Compensation paid to these executive officers in these years was paid by either WMS or Midway and was reimbursed by, or to, us in amounts equal to our allocated cost under an agreement between WMS and us. We believe that during fiscal 1999 each of Messrs. Bach and Fedesna, from time to time, devoted between 40% and 70% of their efforts to Midway. In fiscal 2000, these executive officers, from time to time, devoted between 30% and 100% of their efforts to Midway.

SUMMARY COMPENSATION TABLE

Long Term Compensation Awards
Annual Compensation
Name and Principal Position								Securities Underlying Options(#)(1)		All Other Compensation($)
	Year	Salary($)		Bonus($)		Other($)
Neil D. Nicastro Chairman of the Board and Chief Executive Officer, President and Chief Operating Officer	2001 2000 1999	— 600,000 600,000	(2)	— — 202,700	(3)	2,091 1,811 1,679	(4) (4) (4)	— 450,000 911,850	(2)	167,868 134,500 131,842	(5) (5) (5)
Harold H. Bach, Jr Executive Vice President — Chief Financial Officer(6)	2001 2000 1999	315,000 315,000 315,000		— — —		— — —		— 50,000 43,842		— — —

Byron C. Cook Vice-Chairman of the Board(7)	2001 2000 1999	325,000 325,000 325,000	— — —	3,450 3,950 3,423	(8) (8) (8)	— 50,000 284,955	— — —
Kenneth J. Fedesna Executive Vice President — Product Development	2001 2000 1999	325,000 325,000 325,000	— — —	2,500 2,500 2,500	(4) (4) (4)	— 50,000 29,229	— — —
Deborah K. Fulton Vice President, Secretary and General Counsel	2001 2000 1999	180,000 154,846 141,000	— 20,000 16,000	— — —		— 50,000 1,461	— — —

(1)
Grants of Midway stock options in fiscal 1999 were from the 1998 Stock Incentive Plan, which required certain purchases of our common stock by these officers.

(2)
On May 4, 2000, our board granted to Mr. Nicastro an option to purchase 300,000 shares of our common stock in lieu of his salary for fiscal 2001, which he has waived. The option is exercisable on or after June 30, 2001 and expires on June 30, 2005. The exercise price is $7.00 per share.

(3)
Mr. Nicastro's employment agreement with us permits him to receive advances against estimated bonus payments. Advances were made in the first six months of fiscal 2000 for bonuses accrued that were reversed in the second six months of fiscal 2000 totaling $984,000. Mr. Nicastro will repay these advances out of future compensation that Mr. Nicastro becomes entitled to receive. See "Item 13. Certain Relationships and Related Transactions — Other Related Party Transactions".

(4)
Represents life insurance premiums.

(5)
Represents accruals for contractual retirement benefits. See "Employment Agreements" below.

(6)
Resigned as Executive Vice President — Chief Financial Officer effective at the close of business on September 28, 2001.

(7)
Resigned from all offices and as a director effective September 30, 2001.

(8)
Represents matching contributions to Mr. Cook's 401(k) account.

Stock Options

    During fiscal 2001, we did not grant any options to purchase common stock under our stock option plans to the persons named in the Summary Compensation Table.

    The following table sets forth information with respect to the number and assumed values of options to purchase common stock owned by the executive officers named in the Summary Compensation Table.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at 6/30/01(#) Exercisable(E)/ Unexercisable(U)	Value of Unexercised In-the-Money Options at 6/30/01($)(1) Exercisable(E)/ Unexercisable(U)
Neil D. Nicastro	—	—	1,891,850(E)/120,000(U)	13,564,425(E)/510,000(U)
Harold H. Bach, Jr.	—	—	203,842(E)/ 40,000(U)	640,341(E)/170,000(U)
Byron C. Cook	—	—	444,955(E)/ 40,000(U)	3,172,028(E)/170,000(U)
Kenneth J. Fedesna	—	—	189,229(E)/ 40,000(U)	486,905(E)/170,000(U)
Deborah K. Fulton	—	—	27,461(E)/ 39,000(U)	89,841(E)/370,500(U)

(1)
Based on the closing price of our common stock on the NYSE on June 30, 2001, which was $18.50 per share.

    We have adopted a 2000 Non-Qualified Stock Option Plan, a 1999 Stock Option Plan, a 1998 Stock Incentive Plan, a 1998 Non-Qualified Stock Option Plan and a 1996 Stock Option Plan (collectively, the "Plans"). The plans provide for the granting of stock options to our directors, officers, employees, consultants and advisors. The 1998 Stock Incentive Plan required that participants purchase shares of our common stock at the market price in order to be eligible to receive options. The plans are intended to encourage stock ownership by our directors, officers, employees, consultants and advisors and thereby enhance their proprietary interest in us. Subject to the provisions of the plans, the Stock Option Committee determines which of the eligible directors, officers, employees, consultants and advisors receive stock options, the terms, including applicable vesting periods, of the options, and the number of shares for which options are granted.

    The option price per share with respect to each option is determined by the Stock Option Committee and generally is not less than 100% of the fair market value of our common stock on the date the option is granted. The Plans each have a term of ten years, unless terminated earlier.

    As of November  , 2001: under the 1996 Stock Option Plan,            options were outstanding, and            further options were available for grant; under the 1998 Non-Qualified Stock Option Plan,            options were outstanding, and            further options were available for grant; under the 1998 Stock Incentive Plan,            options were outstanding, and            further options were available for grant; under the 1999 Stock Option Plan,            options were outstanding, and             further options were available for grant; and under the 2000 Non-Qualified Stock Option Plan,            options were outstanding, and            further options were available for grant. The average exercise price of outstanding options, at November  , 2001, was approximately $      per share. Of the             options outstanding,            were held by officers and directors of Midway (including            held by Neil D. Nicastro).

JOINT REPORT OF THE COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE ON FISCAL 2001 EXECUTIVE COMPENSATION

    The Compensation Committee is responsible for making recommendations to the Board of Directors regarding the compensation of senior management personnel. To the extent that stock options form a portion of a compensation package, the Compensation Committee works together with the Stock Option Committee, which is responsible for making stock option grants and awards.

    It is the policy of the Compensation and Stock Option Committees to provide attractive compensation packages to senior management so as to motivate them to devote their full energies to our success, to reward them for their services and to align the interests of senior management with the interests of stockholders. Our executive compensation packages are comprised primarily of base salaries, annual contractual and discretionary cash bonuses, stock options, and retirement and other benefits. It is the philosophy of the Compensation Committee that Midway be staffed with a small number of well-compensated senior management personnel.

    In general, the level of base salary is intended to provide appropriate basic pay to senior management taking into account their historical contributions to our success, each person's unique value and the recommendation of the Chief Executive Officer. The amount of any discretionary bonus is subjective but is generally based on our actual financial performance in the preceding fiscal year, the special contribution of the executive to this performance and the overall level of the executive's compensation including other elements of the compensation package. Contractual bonuses are likewise designed to give effect to one or more of these factors. We also have used stock options, which increase in value only if our common stock increases in value, and which terminate a short time after an executive leaves, as a means of long-term incentive compensation. The Stock Option Committee determines the size of stock option grants to our executive officers and other employees on an individual, discretionary basis in consideration of financial corporate results and each recipient's performance, contributions and responsibilities without assigning specific weight to any of these factors.

    Our CEO, Neil D. Nicastro, under a negotiated formula set forth in his employment agreement, receives a salary, a bonus of a percentage of our pre-tax income and various retirement and other benefits. Mr. Nicastro's employment agreement reflects the same compensation philosophy described above.

    The Omnibus Budget Reconciliation Act of 1993 (the "Budget Act") generally provides that publicly-held corporations will only be able to deduct, for income tax purposes, compensation paid to the chief executive officer or any of the four most highly paid senior executive officers in excess of one million dollars per year if it is paid pursuant to qualifying performance-based compensation plans approved by stockholders. Compensation as defined by the Budget Act includes, among other things, base salary, incentive compensation and gains on stock option transactions. Total compensation of some of our officers may be paid under plans or agreements that have not been approved by stockholders and may exceed one million dollars in a particular fiscal year. We will not be able to deduct these excess payments for income tax purposes. The Compensation Committee intends to consider, on a case by case basis, how the Budget Act will affect our compensation plans and contractual and discretionary cash compensation.

The Compensation Committee William C. Bartholomay, Chairman Harvey Reich William E. McKenna	The Stock Option Committee Harvey Reich, Chairman William E. McKenna

CORPORATE PERFORMANCE GRAPH

    The following graph compares, for the period beginning October 29, 1996 (the date trading of our common stock on the NYSE commenced) and ending June 30, 2001, the yearly percentage change in cumulative total stockholder return on our common stock with that of (1) the Standard and Poor's 500 Stock Index ("S&P 500") and (2) the Standard and Poor's Leisure Time Index ("S&P Leisure"). The graph assumes an investment of $100 on October 29, 1996 in our common stock and $100 invested at that time in each of the indexes and the reinvestment of dividends where applicable.

[GRAPH OMITTED]

	10/30/96	06/30/97	06/30/98	06/30/99	06/30/00	06/30/01
/*/ Midway	$100	$102	$74	$62	$38	$88
— S&P 500	$100	$128	$167	$204	$219	$187
• S&P-Leisure	$100	$122	$147	$119	$64	$81

EMPLOYMENT AGREEMENTS

    We employ Neil D. Nicastro under the terms of an Employment Agreement dated as of July 1, 1996. The agreement was amended on March 5, 1998, November 5, 1999, May 4, 2000 and October 30, 2000. Mr. Nicastro's base salary is $600,000. The agreement provides for bonus compensation in an amount equal to two percent of our pre-tax income. The employment agreement expires October 30, 2004, subject to automatic extensions in order that the term of Mr. Nicastro's employment shall at no time be less than three years. In the October 30, 2000 amendment, Mr. Nicastro converted the form of his retirement and death benefits from cash to Midway common stock. As amended, the employment agreement provides that upon Mr. Nicastro's retirement or death, Midway is required to deliver to Mr. Nicastro or his designee, or if no designation is made, to his estate, on the first day of each month, for a period of ten years, 5,065 shares of our common stock (subject to adjustment pursuant to the terms of the employment agreement). This benefit is payable notwithstanding Mr. Nicastro's termination of employment for any reason.

    The employment agreement provides that Mr. Nicastro shall devote such time to our business and affairs as is reasonably necessary to perform the duties of his position. Mr. Nicastro may continue to serve as a director of and consultant to WMS as he deems appropriate.

    The employment agreement also provides that Mr. Nicastro may participate and receive the benefits of all pension and retirement plans, bonus plans, health, life, hospital, medical and dental insurance (including reimbursement for all medical and dental expenses incurred by him, his spouse and his children under the age of twenty-one, to the extent that these expenses are not otherwise reimbursed by insurance provided by us) and all other employee benefits and perquisites generally made available to our employees. Additionally, we currently provide Mr. Nicastro with $2,000,000 of life insurance coverage in addition to the standard amount provided to our employees.

    Mr. Nicastro's employment agreement further provides for full compensation during periods of illness or incapacity. We may, however, give 30 days' notice of termination if illness or incapacity disables Mr. Nicastro from performing his duties for a period of more than six months. The termination notice becomes effective if full performance is not resumed within 30 days after the notice is given and maintained for a period of two months thereafter. The employment agreement may be terminated at the election of Mr. Nicastro upon the occurrence without his consent or acquiescence of any one or more of the following events:

  •
  the placement of Mr. Nicastro in a position of lesser stature or the assignment to Mr. Nicastro of duties, performance requirements or working conditions significantly different from or at variance with those presently in effect;

  •
  the treatment of Mr. Nicastro in a manner which is in derogation of his status as a senior executive;

  •
  the cessation of service of Mr. Nicastro as a member of our board of directors;

  •
  the discontinuance or reduction of amounts payable or personal benefits available to Mr. Nicastro under the agreement; or

  •
  the requirement that Mr. Nicastro work outside his agreed upon metropolitan area.

    In any such event, and in the event that we are deemed to have wrongfully terminated Mr. Nicastro's employment agreement under the terms thereof, we are obligated (a) to make a lump sum payment to Mr. Nicastro equal in amount to the sum of the aggregate base salary during the remaining term of his employment agreement (but in no event less than three times the highest base salary payable to him during the one-year period prior to such event), the aggregate bonus (assuming that Midway pre-tax income during the remainder of the term of the employment agreement is earned at the highest level achieved in any of the last five full fiscal years prior to such termination) and the retirement benefit (assuming the date of termination is his retirement date) otherwise payable under the terms of the employment agreement and (b) to purchase at the election of Mr. Nicastro all stock options held by him with respect to our common stock at a price equal to the spread between the option price and the fair market price of the stock as defined in the agreement. The employment agreement may also be terminated at the election of

Mr. Nicastro if individuals who presently constitute the board of directors, or successors approved by board members, cease for any reason to constitute at least a majority of the board. Upon such an event, we may be required to purchase the stock options held by Mr. Nicastro and make payments similar to those described above.

    If any portion of the amount paid to Mr. Nicastro is subject to the excise tax imposed by Section 4999 of the Code, then we must pay additional compensation to Mr. Nicastro to the extent necessary to eliminate the economic effect on him of the resulting excise tax.

    Harold H. Bach, Jr. was employed by us under the terms of an employment agreement dated as of May 24, 1999. This agreement provided for salaried compensation at the base rate of $315,000 per year. It also provided for, among other things, full participation in all benefit plans and perquisites generally available to executive employees. We agreed with Mr. Bach to terminate the agreement effective at the close of business on September 28, 2001, with separation payments to be made through December 31, 2004 at the same rate as Mr. Bach's base salary. Mr. Bach's stock options and health and life insurance benefits will remain in force.

    Kenneth J. Fedesna is employed by us under the terms of an employment agreement dated as of June 1, 1999. This agreement provides for salaried compensation at the rate of $325,000 per year, or a greater amount as may be determined by the board of directors. It also provides for, among other things, full participation in all benefit plans and perquisites generally available to executive employees. The agreement requires that we provide Mr. Fedesna with $400,000 in additional life insurance coverage. The agreement expires on June 30, 2002, subject to automatic extensions so that the term of Mr. Fedesna's employment shall at no time be less than three years. Either party may terminate the agreement effective upon expiration of the term upon written notice from the terminating party to the other party dated and received at least three years prior to the respective termination date. We may terminate the agreement upon 30 days' written notice for cause. Mr. Fedesna may terminate the agreement if (a) he is placed in a position of lesser stature; (b) he is assigned duties significantly different from or incompatible with his position; (c) his performance requirements or working conditions change; or (d) the business facility at which he is required to work is relocated more than 50 miles from our present business location. Mr. Fedesna may also terminate the agreement if the individuals who presently constitute the board of directors, or successors approved by these board members, cease for any reason to constitute at least a majority of the board. If this happens, and Mr. Fedesna gives us notice of termination within 60 days, then in lieu of any other rights under the agreement, all of Mr. Fedesna's unvested stock options will immediately vest, and we will be required to pay him a lump sum of three times his base salary. If any portion of the amount paid to Mr. Fedesna is subject to the excise tax imposed by Section 4999 of the Code, then we must pay additional compensation to Mr. Fedesna to the extent necessary to eliminate the economic effect on him of the resulting excise tax.

    Deborah K. Fulton is employed by us under the terms of an employment agreement dated as of May 8, 2000. This agreement provides for salaried compensation at the rate of $180,000 per year, or a greater amount as may be determined by the board of directors. It also provides for, among other things, full participation in all benefit plans and perquisites generally available to executive employees. The agreement requires that we provide Ms. Fulton with $400,000 in additional life insurance coverage. The agreement expires on May 7, 2002, subject to automatic extensions so that the term of Ms. Fulton's employment shall at no time be less than two years. Either party may terminate the agreement effective upon expiration of the term by written notice dated and received at least two years prior to the termination date. We may also terminate the agreement upon 30 days' written notice for cause. Ms. Fulton may also terminate the agreement if the individuals who presently constitute the board of directors, or successors approved by these board members, cease for any reason to constitute at least a majority of the board. If this happens, and Ms. Fulton gives us notice of termination within 60 days, then in lieu of any other rights under the agreement, all of Ms. Fulton's unvested stock options will immediately vest, and we will be required to pay her a lump sum of two times her base salary. If any portion of the amount paid to Ms. Fulton is subject to the excise tax imposed by Section 4999 of the Code, then we must pay additional compensation to Ms. Fulton to the extent necessary to eliminate the economic effect on her of the resulting excise tax.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with WMS

    Until October 29, 1996, we were a wholly-owned subsidiary of WMS Industries. On that date, we sold common stock in an initial public offering, but WMS continued to own 86.8% of our common stock. On April 6, 1998, WMS distributed all of its shares of our common stock to its stockholders. Seven of our directors are also directors of WMS, including our Chairman and Chief Executive Officer, Neil D. Nicastro, and his father, Louis J. Nicastro. Louis J. Nicastro is the Chairman of the Board of WMS. Neil D. Nicastro is also a consultant to WMS.

    In August 2001, we entered into a lease of WMS's building at 2704 Roscoe Street in Chicago Illinois, into which we have moved our executive offices. The lease term is five years, and we may renew the lease for two successive terms of three years each. Under the lease, we pay $7.25 per square foot per year, based on the number of square feet that we occupy. We currently occupy approximately 9,743 square feet in the building, but the parties expect that we will occupy the entire building, 28,500 square feet, beginning in the spring of 2002.

    In connection with our spinoff from WMS, we entered into a number of agreements with WMS, each dated as of April 6, 1998. Under a Settlement and Temporary Services Agreement, dated as of August 31, 2001, we have amended some of these agreements. The remaining material agreements between WMS and us dated as of April 6, 1998, as so amended, are described below:

    Information Systems Service Agreement.  WMS provides us with access to its AS-400 computer system and related services and computer systems for some of our computing needs, including order entry, financial and manufacturing modules, marketing and sales and engineering (including engineering documentation and blueprint systems) as well as support for these computer systems. We pay WMS at a fixed rate for monthly services. The term of the agreement expires December 31, 2001, with an option for a three-month extension.

    Confidentiality and Non-Competition Agreement.  Under this agreement, WMS or we may designate business information as confidential, and the other party must use its best efforts to keep this information confidential. The agreement also includes a five-year non-competition clause, which expires in April 2003.

    Right of First Refusal Agreement.  WMS granted us the right of first refusal with respect to any offer to WMS to purchase a WMS parking lot behind the building located at 3325 North California Avenue, Chicago, Illinois, so long as the offer is not made in connection with the sale of substantially all of WMS' stock or assets and business as a going concern. The term of the agreement expires April 5, 2008.

    Third Parties Agreement.  This agreement governs the treatment of the various arrangements with third parties with respect to game development, licensing and other matters. Under the agreement, WMS and we allocate the rights and obligations under third party arrangements so that the party receiving the benefit will bear the burden of those agreements. The agreement shall remain in effect so long as any prior third party arrangements remain outstanding.

    Tax Separation Agreement.  Until April 1998, we were a member of the consolidated group of corporations of which WMS was the common parent for federal income tax purposes. Therefore, we are jointly and severally liable for any federal tax liability of the WMS group for the period that we were part of the WMS group. The agreement sets forth the parties' respective liabilities for federal, state and local taxes as well as other agreements regarding the separation of Midway and its subsidiaries from WMS. The agreement governs, among other things, (a) the filing of tax returns with federal, state and local authorities, (b) the carryover of any tax benefits of Midway, (c) the treatment of the deduction attributable to the exercise of stock options to purchase WMS common stock which are held by employees or former employees of Midway and any other similar compensation related tax deductions, (d) the treatment of specified net operating loss carrybacks, (e) the treatment of audit adjustments and (f) procedures with respect to any proposed audit adjustment or other claim made by any taxing authority with respect to a tax liability of Midway or any of its subsidiaries.

    Tax Indemnification Agreement.  This agreement provides for indemnification if our April 1998 spin-off from WMS failed to qualify under Section 355 of the Code. Each of the parties agreed, among other things, that for a period of two years after the spin-off, each would continue active conduct of its historic trade or business. We will indemnify WMS if our action causes the spin-off to fail to qualify under Section 355 of the Code, against any federal, state and local taxes, interest, penalties and additions to tax imposed upon or incurred by the WMS Group or any member. WMS will indemnify us against federal, state and local taxes, interest, penalties and additions to tax resulting from the spin-off, other than liabilities for which we are required to indemnify WMS.

    We also have the following agreements with WMS:

    Tax Sharing Agreement.  This agreement is dated July 1, 1996 and remains in effect, except to the extent described in the Tax Separation Agreement referred to above. Under this agreement, WMS and we have agreed upon a method for (a) determining the amount that we must pay to WMS in respect of federal income taxes; (b) compensating any member of the WMS Group for use of its net operating losses, tax credits and other tax benefits in arriving at the WMS Group tax liability as determined under the federal consolidated return regulations; and (c) providing for the receipt of any refund arising from a carryback of net operating losses or tax credits from subsequent taxable years and for payments upon subsequent adjustments.

    Patent License Agreement.  This agreement is dated July 1, 1996. WMS and we each license to the other, on a perpetual, royalty-free basis, some patents used in the development and manufacture of both coin-operated videogames and video lottery terminals and other gaming machines.

Other Related Party Transactions

    Under his employment agreement with us, Neil D. Nicastro received $984,000 of advances for a bonus accrued in the first six months of fiscal 2000 and later reversed. This amount will be repaid, without interest, out of future compensation to which Mr. Nicastro becomes entitled.

    Mr. Ira S. Sheinfeld, a member of our Board of Directors, is a member of the law firm of Squadron, Ellenoff, Plesent & Sheinfeld LLP, which we retain to provide tax services.

    Mr. Richard D. White, a member of our Board of Directors, is a Managing Director of CIBC Capital Partners, an affiliate of CIBC World Markets Corp., which renders financial advisory services to us from time to time, and which was an underwriter of our 1999 public offering and 1996 initial public offering.

    Mr. Gerald O. Sweeney, Jr., a member of our Board of Directors, is a member of the law firm of Lord, Bissell & Brook, which performs legal services for Midway from time to time.

    William C. Bartholomay, a member of our Board of Directors, is President of Near North National Group, insurance brokers, which we retain to provide insurance services.

PROPOSAL 2 — APPROVAL OF ISSUANCE OF COMMON STOCK UPON CONVERSION OF SERIES B CONVERTIBLE PREFERRED STOCK AND EXERCISE OF WARRANTS

    You are being asked to approve the issuance of shares of our common stock upon the conversion of shares of our Series B Convertible Preferred Stock ("preferred stock") and exercise of related warrants that we issued in a private placement. The New York Stock Exchange rules require stockholder approval prior to the issuance of a number of shares of our common stock in excess of 20% of our outstanding common stock. Currently, the number of shares that would be issued if all of the preferred stock and warrants were converted is less than this 20% threshold and would not require stockholder approval. In the future, under some circumstances described below, the number of shares of our common stock issuable upon conversion and exercise of these securities could increase to an amount which would require us to obtain stockholder approval. Therefore, we have agreed with the purchasers of the preferred stock and warrants that we would seek your approval in advance.

Private placement of preferred stock and warrants.

    On May 22, 2001, for a total purchase price of $42,000,000, we issued 4,200 shares of our Series B Convertible Preferred Stock ("preferred stock") and 1,050,000 three-year common stock purchase warrants in a private placement. Two institutional investors purchased 4,000 shares of preferred stock and 1,000,000 warrants, and Neil D. Nicastro, our Chief Executive Officer, purchased 200 shares of preferred stock and 50,000 warrants. The 4,200 shares of preferred stock are convertible until November 21, 2003, subject to limited redemption rights, into 4,501,608 shares of our common stock at an initial conversion price of $9.33 per common share. The exercise price of the warrants is $9.33 per share. On May 22, 2001, we also issued five-year warrants to purchase 555,161 shares of our common stock at an exercise price of $9.33 to the placement agent of the private placement.

    The three investors in the private placement also had the right, which they exercised, to purchase an additional 1,312.5 shares of the preferred stock for a total purchase price of $13,125,000. We issued these shares on August 21, 2001. The 1,312.5 additional shares of preferred stock are convertible until November 21, 2003, subject to limited redemption rights, into 1,238,208 shares of our common stock at a conversion price of $10.60 per share. We also issued to the placement agent five-year warrants to purchase an additional 123,821 shares of our common stock. The exercise price of these warrants is $10.60 per share.

    The purpose of the private placement was to raise funds to complete the development of, and to introduce, videogames for the next-generation home videogame platforms. The net proceeds of the private placement were approximately $51.8 million.

    The conversion of the 5,512.5 shares of preferred stock and the exercise of all of the warrants described above would currently result in the issuance of an aggregate of 7,468,797 shares of our common stock, equal to approximately 19.8% of our common stock outstanding on May 22, 2001.

Adjustment of the number of shares of common stock to be issued.

    On May 21, 2002, unless they are converted earlier, the conversion price of the initial 4,200 shares of preferred stock described above will be adjusted (the "First Anniversary Adjustment"). The new conversion price will be the average of the closing bid prices of our common stock for the period from May 22, 2001 to May 21, 2002, but not less than a contractual minimum conversion price of $4.24 nor more than a maximum conversion price of $11.45. See "Summary of the terms of the preferred stock — Conversion" below. If the actual average closing bid price of our common stock for that period were to be below $9.33 per share, the maximum number of shares of common stock issuable upon conversion of the preferred stock would increase.

    In addition, other adjustments ("Anti-dilution Adjustments") will be made to our preferred stock conversion price and warrant exercise price if dilutive events specified in the certificate of designations for the preferred stock or warrant agreements occur before the conversion of the preferred stock and exercise of the warrants. These events include stock splits, stock dividends and sales of common stock or securities convertible into common stock at prices lower than the conversion price of the preferred stock. If any of these events occur, the maximum number of shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants described above would increase.

The New York Stock Exchange 20% rule.

    Our common stock is listed on the New York Stock Exchange. The NYSE listing rules require that before we issue a number of shares equal to 20% or more of the outstanding shares of our common stock in any transaction or series of transactions, we must obtain stockholder approval. As described above, future downward adjustments to the conversion price of the preferred stock or exercise price of the warrants could result in the number of shares of our common stock issuable upon conversion and exercise of these securities to equal 20% or more of the shares of our common stock which were outstanding on May 22, 2001, the date of the initial issuance of the preferred stock.

    Our agreements with the purchasers of the preferred stock require us to use our best efforts to obtain stockholder approval by March 31, 2002 so that, in case there is an adjustment, we will be able to issue all the necessary common stock without violating the NYSE stockholder approval rules. Accordingly, we are submitting this matter for stockholder approval at our annual meeting.

    Currently, the maximum number of shares of our common stock that could be issued upon conversion of all of the preferred stock and exercise of all of the warrants is 7,468,797 shares, equal to approximately 19.8% of our common stock outstanding on May 22, 2001. The maximum number of shares that could be issued upon conversion and exercise because of the First Anniversary Adjustment is            shares, equal to approximately      % of our common stock outstanding on May 22, 2001. Additional shares would also become issuable if there were any Anti-Dilution Adjustments.

    If we fail to obtain stockholder approval, and the number of shares issuable upon conversion of the preferred stock and exercise of the warrants were to exceed 20% of our common stock outstanding on May 22, 2001, then the holders of the preferred stock may require us to repurchase, at a premium, the portion of their preferred stock that exceeds the 20% maximum, and we would lose some of our rights under our agreements with the holders of the preferred stock. Under no circumstances will we issue shares of common stock upon conversion and exercise of the securities in excess of the 20% threshold unless we receive the stockholder approval contemplated by this proposal.

Summary of the terms of the preferred stock

    The following is a summary of the terms of the preferred stock:

    Dividends.  The preferred stock carries a cumulative dividend on the stated value, at the rate of 4% per annum, payable quarterly in arrears on the first day of April, July, October and January, commencing on July 1, 2001. The dividend accrues daily, beginning on the date of issuance of the preferred share. Our Board of Directors has elected to pay the dividends in cash. We may subsequently elect, upon 10 days notice prior to any dividend payment date, to pay dividends by adding the dividend amount to the stated value of the preferred stock.

    Conversion.  The holders have the right to convert the shares of preferred stock at any time after the date of issuance until November 21, 2003. The number of shares of our common stock to be issued upon conversion of each of the initial 4,200 shares of our preferred stock issued on May 22, 2001 is determined by dividing the stated value of $10,000 per share, plus any accrued and unpaid dividends, by the initial conversion price of $9.33 per common share. On May 21, 2002, unless they are converted earlier, the conversion price of these initial shares of preferred stock will be adjusted. The new conversion price will be the average of the closing bid prices of our common stock for the period from May 22, 2001 to May 21, 2002, but not less than a contractual minimum conversion price of $4.24 nor more than a maximum conversion price of $11.45. Based upon the actual closing bid prices of our common stock for the period from May 22, 2001 to November   , 2001, however, even if the closing bid price of our common stock is $0.00 on each trading day between November  , 2001 and May 21, 2002, the actual minimum conversion price could not be less than $      .

    The number of shares of our common stock to be issued upon conversion of each of the additional 1,312.5 shares of our preferred stock issued on August 21, 2001 is determined by dividing the stated value of $10,000 per share, plus any accrued and unpaid dividends, by the conversion price $10.60 per common share.

    The certificate of designations governing the preferred stock also contains provisions for the adjustment of the conversion price in the event a stock dividend or stock split is declared or any recapitalization, reorganization or similar transaction occurs. In addition, if we issue or sell shares of our common stock, or securities convertible into or exchangeable for shares of our common stock, for a consideration that is less than the conversion price of the preferred stock in effect immediately prior to such event, then the conversion price of the preferred stock will be reduced, depending on the kind of offering, to a price equal to the price paid upon that issuance or sale or by a weighted portion of the decrease based on the amount of our common stock sold. In addition, if we issue or sell securities convertible into or exchangeable for shares of our common stock for a variable consideration, the holders of the preferred stock may elect to substitute the variable consideration for the conversion price.

    The conversion price of the preferred stock will not be adjusted for an issuance of Common Stock occurring as a result of:

  •
  the conversion of the preferred stock;

  •
  the exercise of the warrants issued in connection with the preferred stock;

  •
  the exercise of stock options to be granted under our stock option plans; or

  •
  the exercise of currently outstanding stock options.

    No shares of common stock shall be issued to any one holder and its affiliates, as determined in accordance with Section 13(d) of the Securities Exchange Act, upon conversion of the preferred stock and exercise of the warrants, to the extent that the holder and its affiliates would hold in excess of 9.99% of our shares of common stock outstanding immediately after such issuance.

    Mandatory Redemption.  The preferred stock matures on November 22, 2003, at which time the outstanding preferred stock must be redeemed or converted. For preferred shares that we elect to redeem, the amount required to be paid will be equal to the stated value plus accrued and unpaid dividends. For preferred shares that we elect to convert, we will be required to issue shares of common stock valued at the average of the daily weighted average prices of our common stock during the 120 trading days immediately preceding the maturity date. If we wish to convert any preferred shares, then we must make that election 125 trading days before the maturity date. At the time of that election, a "floor" is established at 50% of the closing bid price of our common stock 126 trading days before the maturity date. For any day during the 120-day period that the weighted average price of our common stock falls below the floor, we will be required to redeem 1/120th of the stated value of the outstanding preferred stock for cash. If the stockholders fail to approve this proposal and the number of shares issuable upon conversion and exercise exceeds the 20% threshold, or if we breach our agreements with the holders of the preferred stock, we would lose our right to require conversion or redemption.

    Right of holders to require redemption.  If we breach our agreements with the holders of the preferred stock, or upon a change of control of Midway, the holders of the preferred stock may require us to repurchase the preferred stock at a premium. The premium is 25% above the stated value in the case of a change of control. The premium is 20% above the stated value upon the occurrence of default events including:

  •
  our failure to maintain the effectiveness of a registration statement covering all of the issuable common stock beyond permitted grace periods;

  •
  suspension from trading or failure of our common stock to be listed on the NYSE or the Nasdaq National Market for five consecutive trading days or for more than ten trading days in any 365-day period;

  •
  our statement of an intention not to comply with the conversion requirements of the preferred stock or our failure to deliver common stock upon conversion within the allowable time periods; and

  •
  our inability to issue shares over the 20% threshold because of the failure of stockholders to approve this proposal.

    The premium is 10% above the stated value upon our breach of any other agreement with, or representation or warranty made to, the selling stockholders, except if the breach would not have a material adverse effect on our business.

    Required Conversion.  We also have the right, during the six-month period from May 22, 2003 to the maturity date, to require the holders of the preferred stock to convert to common stock if the weighted average price of our common stock for 30 consecutive trading days during that six-month period is at or above $15.16, with respect to the initial preferred shares, and at or above $17.23 with respect to the additional preferred shares. If the stockholders fail to approve this proposal and the number of shares issuable upon conversion and exercise exceeds the 20% threshold, or if we breach our agreements with the holders of the preferred stock, we would lose rights to require conversion.

    Liquidation Preference.  In the event of our liquidation, the holders of the preferred stock will be entitled to a liquidation preference, after payment to holders of indebtedness and any securities senior in rank to the preferred stock, but before any amounts are paid to the holders of our Common Stock. The liquidation preference for each share is equal to stated value, plus accrued and unpaid dividends and any default interest.

    Voting rights.  Other than as required by law, the holders of the preferred stock have no voting rights, except that the consent of holders of at least 80% of the outstanding preferred stock will be required to effect any change in either our restated articles of incorporation or certificate of designations that would change any of the rights of the preferred stock.

Registration rights

    Pursuant to agreements between us and the holders of the preferred stock and warrants, we have filed a registration statement covering the resales by the holders of the common stock issuable upon conversion of the preferred stock and exercise of the warrants and common stock issuable as a result of any adjustment. We are also required to provide the holders with copies of a current prospectus to use in connection with the resale of the common stock.

    We must maintain the effectiveness of the registration statement until the earlier of (a) the date as of which the holders of the preferred stock and warrants may sell all of the shares of common stock covered by such registration statement under Rule 144(k) of the Securities Act, and (b) the date as of which the holders have sold all of the preferred stock and related warrants. We bear all registration expenses, other than underwriting discounts and commissions, with respect to the registration statement relating to the preferred stock and the related warrants.

Required vote

    The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the annual meeting is required to approve Proposal 2, provided that the total vote cast on the proposal represents over 50% of our shares of common stock outstanding on the record date.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE ISSUANCE OF OUR COMMON STOCK UPON CONVERSION OF THE PREFERRED STOCK AND THE EXERCISE OF RELATED WARRANTS, AS WELL AS ANY ADDITIONAL SHARES OF COMMON STOCK ISSUABLE AS A RESULT OF THE ANTI-DILUTION PROVISIONS OF THE PREFERRED STOCK AND WARRANTS.

PROPOSAL 3 — APPOINTMENT OF INDEPENDENT AUDITORS

    We propose that the stockholders ratify the appointment by the Board of Directors of Ernst & Young LLP as our independent auditors for our six-month transition period ending December 31, 2001 and for fiscal 2002 ending December 31, 2002. We expect that representatives of Ernst & Young LLP will be present at the annual meeting and that they will be available to respond to appropriate questions submitted by stockholders at the meeting. Ernst & Young LLP will have the opportunity to make a statement if they desire to do so.

    We were billed the following amounts by Ernst & Young LLP with respect to services rendered with respect to fiscal 2001:

    Audit Fees.  The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of our annual financial statements for the fiscal year ended June 30, 2001 and for the review of the financial statements included in our Quarterly Reports on Form 10-Q for the fiscal year were $164,000.

    Financial Information Systems Design and Implementation Fees.  None.

    All Other Fees.  The aggregate fees billed by Ernst & Young LLP for services rendered to Midway other than the Audit Fees, for the fiscal year ended June 30, 2001, were $186,350, all of which were audit related. These audit related services generally included fees for accounting consultations, additional audit procedures and Securities and Exchange Commission registration statements.

    The Audit Committee has considered whether the independent accountant's provision of non-audit services is compatible with maintaining the independent accountant's independence.

    Approval by the stockholders of the appointment of independent auditors is not required, but the Board believes that it is desirable to submit this matter to the stockholders. If holders of a majority of our common stock present and entitled to vote on the matter do not approve the selection of Ernst & Young LLP at the meeting, the selection of independent auditors will be reconsidered by the Board.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS.

AUDIT COMMITTEE REPORT

    The audit committee of the Board of Directors of Midway is composed of four independent directors and operates under a written charter adopted by the Board of Directors. Midway's management is responsible for its internal accounting controls and the financial reporting process. Midway's independent accountants, Ernst & Young LLP, are responsible for performing an independent audit of Midway's consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The audit committee's responsibility is to monitor and oversee these processes.

    In keeping with that responsibility, the audit committee has reviewed and discussed Midway's audited consolidated financial statements with management. In addition, the audit committee has discussed with Midway's independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, "Communications with Audit Committees", as amended.

    The audit committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No.1, "Independence Discussions with Audit Committees," and has discussed with the independent accountants their independence.

    Based on the audit committee's discussions with management and the independent accountants and the audit committee's review of the representations of management and the report of the independent accountants, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in Midway's Annual Report on Form 10-K for the year ended June 30, 2001 for filing with the SEC.

    This report is respectfully submitted by the audit committee of the Board of Directors.

William E. McKenna (Chairman)
William C. Bartholomay
Ira S. Sheinfeld
Richard D. White

OTHER MATTERS

Change of Fiscal Year; 2003 Annual Meeting

    Midway has changed its fiscal year from a fiscal year ending on June 30 to a fiscal year ending on December 31. A report covering the transition period of July 1, 2001 to December 31, 2001 will be filed on Form 10-K. Fiscal 2002 will begin on January 1, 2002 and end on December 31, 2002. To accommodate the change in our fiscal year, and to allow completion of fiscal 2002 results prior to the 2003 Annual Meeting, the 2003 Annual Meeting is currently scheduled to be held not earlier than June 1, 2003.

Stockholder Proposals

    As of the date of this proxy statement, the Board has not received notice of, and does not intend to propose, any other matters for stockholder action. However, if any other matters are properly brought before the meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment.

    We must receive any stockholder proposals of matters to be acted upon at our 2003 Annual Meeting of Stockholders on or before              , 2003 in order to consider including them in our proxy materials for that meeting. If we do not receive notice of a stockholder proposal to be acted upon at our 2003 Annual Meeting of Stockholders between 60 and 90 days before the 2003 Annual Meeting, and we announce this deadline at least 70 days before the meeting, the matter will not be considered at the meeting. If we do not so announce the deadline, and we do not receive notice of the proposal by              , 2003, our proxy for that meeting may confer discretionary authority to vote on any such proposal.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. These persons are required by regulation to furnish us with copies of all Section 16(a) reports that they file. Based on our review of the copies of these reports received by us, or written representations from the reporting persons that no Form 5 was required to be filed by those persons, we believe that, during fiscal 2001, all filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that Mr. Powell filed Form 3 reporting beneficial ownership late.

Manner and Expenses of Solicitation

    This solicitation of proxies is made by the Board, and we will bear all solicitation costs. In addition to the solicitation of proxies by use of the mails, some of our officers, directors and other employees may also solicit proxies personally or by mail, telephone or telegraph, but they will not receive additional compensation for those services. We will request that brokerage firms, custodians, banks, trustees, nominees or other fiduciaries holding shares of our common stock in their names forward proxy material to their principals and will reimburse them for their reasonable out-of-pocket expenses.

Voting Procedures

    We will appoint inspectors of election to tabulate the number of shares of common stock represented at the meeting in person or by proxy, to determine whether or not a quorum is present and to count all votes cast at the meeting. The inspectors of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Votes withheld in connection with the election of one or more of the nominees for director will not be counted in determining the votes cast and will have no effect on the vote. With respect to the tabulation of votes cast on a specific proposal presented to the stockholders at the meeting, abstentions will be considered as present and entitled to vote with respect to that specific proposal, whereas broker non-votes will not be considered as present and entitled to vote with respect to that specific proposal. Therefore, abstentions will have the affect of a vote against each proposal, but broker non-votes will have no effect on the vote for or against each proposal. Under NYSE rules, however, with respect to any proposal that is a prerequisite to listing of additional or new securities, the total vote cast on the proposal must represent at least a majority of all outstanding shares of our common stock entitled to vote on the proposal. With respect to these proposals, broker non-votes are not counted as part of the total vote cast on the proposal. The term "broker non-votes" commonly refers to shares held in street name for customers, where the broker does not have authority under NYSE rules to vote on its own initiative on particular items, and the broker has not received instructions from the beneficial owners.

How to Obtain Our Form 10-K

    We will provide without charge a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2001, including financial statements and schedules, to each of our stockholders of record on November  , 2001 and each beneficial owner of our common stock on that date, upon receipt of a written request mailed to our offices, 2704 West Roscoe Street, Chicago, IL 60618, attention: Thomas E. Powell, Chief Financial Officer. In the event that exhibits to the Form 10-K are requested, a reasonable fee will be charged for reproduction of the exhibits. Please note that you can obtain our Form 10-K and all other documents that we file electronically at the SEC's website: www.sec.gov. Requests from beneficial owners of common stock must set forth a good faith representation as to their ownership.

    It is important that you return the accompanying proxy card promptly. Therefore, whether or not you plan to attend the meeting in person, you are earnestly requested to mark, date, sign and return your proxy in the enclosed envelope to which no postage need be affixed if mailed in the United States. You may revoke the proxy at any time before it is exercised. If you attend the meeting in person, you may withdraw the proxy and vote your own shares.

By Order of the Board of Directors,

DEBORAH K. FULTON
Vice President, Secretary and General Counsel

Chicago, Illinois
November  , 2001

APPENDIX A
PRELIMINARY COPY

MIDWAY GAMES INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

    THE UNDERSIGNED, revoking all previous proxies, hereby appoints NEIL D. NICASTRO, THOMAS E. POWELL and DEBORAH K. FULTON, or any of them, as attorneys, agents and proxies with power of substitution, and with all powers the undersigned would possess if personally present, to vote all shares of common stock of Midway Games Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on January   , 2002 and at all adjournments thereof.

    The shares represented by this Proxy will be voted in accordance with the specifications made by the undersigned upon the three proposals, more fully described in the accompanying Proxy Statement. If no instructions are given by the undersigned, the shares represented by this Proxy will be voted "FOR" the election of the nominees for directors designated by the Board of Directors, "FOR" proposal 2 and "FOR" proposal 3.

(Continued and to be signed on reverse side)
MIDWAY GAMES INC. P.O. BOX 11096 NEW YORK, N.Y. 10203-0096
(1)
Election of three (3) Class III Directors.

FOR all nominees listed except as marked [ ]	WITHHOLD AUTHORITY to vote for all nominees listed [ ]	*EXCEPTIONS [ ]

NOMINEES: Harold H. Bach, Jr./Richard D. White/Gerald O. Sweeney, Jr.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "EXCEPTIONS" box and write that nominee's name in the space provided below.)

*EXCEPTIONS

(2)
Approval of the issuance of common stock upon conversion of preferred stock and exercise of related warrants.

    FOR [  ]      AGAINST [  ]      ABSTAIN [  ]

(3)
Ratification of the appointment of Ernst & Young LLP as independent auditors for the six-month transition period ending December 31, 2001 and for fiscal 2002.

    FOR [  ]      AGAINST [  ]      ABSTAIN [  ]

    In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Change of Address	[ ]
Mark Here

NOTE: Please sign exactly as your name or names appear hereon, and when signing as attorney, executor, administrator, trustee or guardian, give your full title as such. If signatory is a corporation, sign the full corporate name by a duly authorized officer. If shares are held jointly, each stockholder named should sign.

Dated:

(Signature)

(Signature)

NOTE: PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY IN THE ENVELOPE ENCLOSED FOR THIS PURPOSE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

Votes must be indicated (x) in Black or Blue ink. [X]

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
ANNUAL MEETING OF STOCKHOLDERS OF MIDWAY GAMES INC.
PRELIMINARY PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1 — ELECTION OF CLASS III DIRECTORS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
JOINT REPORT OF THE COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE ON FISCAL 2001 EXECUTIVE COMPENSATION
CORPORATE PERFORMANCE GRAPH
EMPLOYMENT AGREEMENTS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL 2 — APPROVAL OF ISSUANCE OF COMMON STOCK UPON CONVERSION OF SERIES B CONVERTIBLE PREFERRED STOCK AND EXERCISE OF WARRANTS
PROPOSAL 3 — APPOINTMENT OF INDEPENDENT AUDITORS
AUDIT COMMITTEE REPORT
OTHER MATTERS
MIDWAY GAMES INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS